
                                                                                                    Exhibit 12.01

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       Nine Months
                                          Ended
                                       September 30,                    Year Ended December 31,
                                       -------------  -----------------------------------------------------------
                                            1996         1995        1994        1993(1)     1992(1)     1991(1)
                                         ----------   ----------  ----------   ----------  ---------   ----------
                                                               (thousands of dollars, except ratio data)
Earnings:
Income before federal
   income tax and
   cumulative effects
   of accounting change................. $   42,389   $   36,396  $   37,967   $  40,513   $  32,815   $   39,782
Fixed charges, excluding
   interest on annuities
   and financial products...............      5,331        6,355       5,027       4,434       4,760        6,130
                                         ----------   ----------  ----------   ----------  ---------   ----------

   Earnings, excluding interest
     on annuities and
     financial products.................     47,720       42,751      42,994      44,947      37,575       45,912

Interest on annuities and
   financial products...................     63,952       87,034      75,747      70,785      67,708       59,339
                                         ----------   ----------  ----------   ----------  ---------   ----------
   Earnings............................. $  111,672   $  129,785  $  118,741   $ 115,732   $ 105,283   $  105,251
                                         ==========   ==========  ==========   =========   =========   ==========

Fixed Charges:
Interest expense on debt................ $    3,913   $    4,495  $    3,208   $   2,641   $   2,990   $    4,381
Interest component of
   rent expense.........................      1,418        1,860       1,819       1,793       1,770        1,749
                                         ----------   ----------  ----------   ----------  ---------   ----------
   Fixed charges, excluding
     interest on annuities and
     financial products.................      5,331        6,355       5,027       4,434       4,760        6,130

Interest on annuities and
   financial products...................     63,952       87,034      75,747      70,785      67,708       59,339
                                         ----------   ----------  ----------   ----------  ---------   ----------
   Fixed charges........................ $   69,283   $   93,389  $   80,774   $  75,219   $  72,468   $   65,469
                                         ==========   ==========  ==========   =========   =========   ==========

Ratios of Earnings to Fixed Charges:
Excluding interest on annuities
   and financial products (2)...........       8.95         6.73        8.55       10.14        7.89        7.49

Including interest on annuities
   and financial products (3)...........       1.61         1.39        1.47        1.54        1.45        1.61

(1) The amounts reported are pro-forma and assume the $65 million Term Note was outstanding in years 1993-1991, at LIBOR plus .75%, as more fully described in the Company's financial statements included in its Annual Report on Form 10-K, for the year ended December 31, 1995.

(2) This ratio is comprised of the relationship of "earnings excluding interest on annuities and financial products" to "fixed charges excluding interest on annuities and financial products" as disclosed above.

(3) This ratio is comprised of the relationship of "earnings" to "fixed charges" as disclosed above.

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